Exhibit 99.1

 First Busey Corporation Earnings Release for Quarter Ending September 30, 2003


    URBANA, Ill., Oct. 20 /PRNewswire-FirstCall/ --

    FINANCIAL SUMMARY

    * Net income increased 16.1% to $5,310,000 for the third quarter of 2003 compared to $4,572,000 during the same period in 2002. Earnings increased 14.5% to $15,508,000 for the first nine months of 2003 compared to $13,549,000 during the same period in 2002. First Busey Corporation earned $0.38 per share in the third quarter of 2003, an increase of 15.2% over $0.33 in the third quarter of 2002. First Busey earned $1.13 per share in the nine months ending September 30, 2003, an increase of 14.1% over $0.99 earned during the same period in 2002. Asset growth and growth in other operating income contributed to the growth in earnings.

    * Net interest income increased $684,000 or 5.9% to $12,299,000 in the third quarter of 2003 compared to $11,615,000 in the third quarter of 2002. Interest income declined $935,000 during the third quarter of 2003 as compared to the same period last year due to lower yields on interest-earning assets offset by growth in the average balance of outstanding loans. Interest expense declined $1,619,000 during the third quarter of 2003 compared to the same period last year due to lower rates paid on interest_bearing liabilities.

    * Provision for loan losses for the third quarter of 2003 was $448,000 as compared to $575,000 in the same period of 2002. Provision expense declined due to lower net credit losses, which fell to $44,000 for the third quarter of this year compared to $118,000 for the same period in 2002.

    * Non-interest income increased $282,000 or 5.2% to $5,718,000 during the third quarter of 2003 compared to $5,436,000 earned during the same period in 2002. This increase is due primarily to the increase in gains on the sale of mortgage loans and service charge income. Loan gains increased to $1,359,000 for the third quarter of 2003 compared to $1,027,000 during the same quarterly period in 2002.

    * Non-interest expense increased $450,000 or 4.7% to $10,023,000 for the third quarter of 2003 compared to $9,573,000 during the same period in 2002. Growth in salaries and wage expense was partially offset by decreases in furniture and equipment and amortization expenses. The growth in salaries and wages is attributable to commissions on the increased mortgage loan production.


                           THIRD QUARTER HIGHLIGHTS

                                Three Months Ended        Nine Months Ended
                                  September 30,             September 30,
                                2003        2002         2003          2002
    Earnings & Per Share Data        (in thousands except per share data)

    Net Income                   $5,310      $4,572       15,508      $13,549
    Basic earnings per share       0.39        0.34         1.14         1.00
    Diluted earnings per share     0.38        0.33         1.13         0.99
    Dividends per share            0.17        0.15         0.51         0.45

    Average Balances
    Assets                   $1,488,759  $1,358,409   $1,454,058   $1,316,609
    Investment securities       251,248     225,919      244,538      215,851
    Loans                     1,130,799   1,022,300    1,104,638      999,053
    Earning assets            1,397,700   1,267,704    1,363,369    1,228,683
    Deposits                  1,236,250   1,130,534    1,209,859    1,100,976
    Stockholders' equity        123,385     111,071      120,544      108,682

    Performance Ratios
    Return on average assets      1.42%       1.34%        1.43%        1.38%
    Return on average equity     17.07%      16.33%       17.20%       16.67%
    Net interest margin           3.58%       3.74%        3.62%        3.79%
    Efficiency ratio             54.19%      53.81%       54.03%       54.12%

    Loan Performance
    Net credit losses               $44        $118         $107       $1,476
    Accruing loans 90+ days
     past due                     2,817         955        2,817          955
    Non-accrual loans             2,607       1,436        2,607        1,436
    Foreclosed assets             5,460       5,574        5,460        5,574


    WOW!  Did you know.....

    * First Busey Corporation began trading on the Nasdaq National Market on October 1, 1998. It closed that day at a price of $17.54. Five years later on October 1, 2003, BUSE closed at $26.70, a 52% price appreciation.


                         CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)


                                                         September 30,
                                                      2003             2002
                                                         (in thousands)
    Assets
    Cash and due from banks                          $44,024        $42,797
    Federal funds sold                                     -         30,600
    Investment securities                            251,369        231,158
    Loans                                          1,144,846      1,043,202
      Less allowance for loan losses                 (16,731)       (14,267)
    Net loans                                      1,128,115      1,028,935
    Premises and equipment, net                       22,163         27,567
    Goodwill and other intangibles                     9,535         10,009
    Other assets                                      38,979         31,022
    Total assets                                  $1,494,185     $1,402,088

    Liabilities & Stockholders' Equity
    Non-interest bearing deposits                   $162,616       $140,982
    Interest bearing deposits                      1,050,063      1,029,796
    Total deposits                                $1,212,679     $1,170,778
    Federal funds purchased & securities
     sold under agreements to repurchase              34,500          3,634
    Long-term debt                                    87,759         80,021
    Company obligated mandatorily
     redeemable preferred securities                  25,000         25,000

    Other liabilities                                  9,010          9,997
    Total liabilities                             $1,368,948     $1,289,430

    Common stock                                      $6,291         $6,291
    Surplus                                           20,932         20,906
    Retained earnings                                100,237         89,308
    Other comprehensive income                        10,322         10,053
    Treasury stock                                   (10,731)       (11,753)
    Unearned ESOP shares                              (1,759)        (2,021)
    Deferred compensation for stock grants               (55)          (126)
    Total stockholders' equity                      $125,237       $112,658
    Total liabilities & stockholders' equity      $1,494,185     $1,402,088


                      CONDENSED CONSOLIDATED STATEMENTS
                            OF INCOME (unaudited)

                                   Three Months Ended      Nine Months Ended
                                     September 30,           September 30,
                                    2003        2002        2003       2002
                                      (in thousands, except per share data)

    Interest and fees on loans    $16,386     $16,969     $49,225    $49,606
    Interest on investment
     securities                     1,994       2,301       6,250      6,998
    Other interest income              37          82         114        168
    Total interest income         $18,417     $19,352     $55,589    $56,772

    Interest on deposits           $4,592      $6,186     $15,192    $18,552
    Interest on short-term
     borrowings                        30          75         127        340
    Interest on long-term debt        933         913       2,604      2,318
    Company obligated mandatorily
     redeemable preferred
     securities                       563         563       1,688      1,688
    Total interest expense         $6,118      $7,737     $19,611    $22,898

    Net interest income           $12,299     $11,615     $35,978    $33,874
    Provision for loans losses        448         575       1,378      2,055
    Net interest income after
     provision                    $11,851     $11,040     $34,600    $31,819

    Trust fees                     $1,176      $1,071      $3,467     $3,682
    Commissions and brokers'
     fees                             565         563       1,541      1,658
    Fees for customer services      2,376       2,269       6,860      6,542
    Gain on sale of loans           1,359       1,027       5,833      2,383
    Security gains, net                23          96         322        569
    Other                             219         410       1,041      1,652
    Total non-interest income      $5,718      $5,436     $19,064    $16,486

    Salaries and employee
     benefits                      $5,883      $5,306     $17,403    $15,769
    Net occupancy expense             797         722       2,326      2,279
    Furniture and equipment
     expenses                         589         758       1,899      2,239
    Other operating expenses        2,754       2,787       8,761      7,681
    Total non-interest expense    $10,023      $9,573     $30,389    $27,968

    Income before income taxes     $7,546      $6,903     $23,275    $20,337
    Income taxes                    2,236       2,331       7,767      6,788
    Net Income                     $5,310      $4,572     $15,508    $13,549

    Common Share Data
    Book value                                              $9.18      $8.30
    Tangible book value                                     $8.48      $7.56
    Average number of shares
     outstanding               13,700,384  13,601,645  13,686,063 13,633,442
    Ending number of shares
     outstanding                                       13,649,520 13,580,870


                              CORPORATE PROFILE


    First Busey Corporation (Nasdaq: BUSE) is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has eighteen banking centers serving Champaign, McLean and Ford Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana and a loan production office in Ft. Myers, Florida. Total assets of Busey Bank were $1.4 billion as of September 30, 2003. Busey Bank Florida is a federal thrift charter headquartered in Ft. Myers, Florida with two banking centers located in Cape Coral, Florida. Total assets of Busey Bank Florida were $108 million as of September 30, 2003.
Busey provides electronic delivery of financial services through Busey e-bank, www.busey.com .

    Busey Investment Group is a wholly owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services with approximately $1.1 billion in assets under care. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary with more than $575 million in assets under care. Busey Insurance Services, Inc. provides personal insurance products and specializes in long-term healthcare insurance.

    First Busey Corporation Common Stock is traded on the Nasdaq National Market under the symbol "BUSE." First Busey Corporation has a Repurchase Program in effect under which it is authorized to purchase up to 500,000 shares of stock. BUSE closed on September 30, 2003 at $25.80, an increase of 12% from the closing price of $23.06 on December 31, 2002.



SOURCE  First Busey Corporation
    -0-                             10/20/2003
    /CONTACT: Barbara J. Kuhl, President & COO of First Busey Corporation, +1-217-365-4513/
    /Web site:  http://www.busey.com /
    (BUSE)

CO:  First Busey Corporation
ST:  Illinois
IN:  FIN
SU:  ERN